Exhibit 5.1

JPMorgan Chase Tower 600 Travis Suite 2800 Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

March 27, 2023

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Ladies and Gentlemen:

We have acted as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”), of up to $300,000,000 aggregate dollar amount of any combination of (a) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); (b) one or more series of senior debt securities of the Company (the “Senior Debt Securities”); (c) one or more series of subordinated debt securities of the Company (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”); (d) warrants to purchase debt or equity securities of the Company (the “Warrants”); and (e) rights to purchase debt or equity securities of the Company (the “Rights” and collectively with the Common Stock, the Debt Securities and the Warrants, the “Securities”) in one or more offerings from time to time on a delayed or continuous basis (the “Offerings”).

You have advised us that: (i) the Senior Debt Securities will be issued under a senior indenture (the “Senior Indenture”) between the Company and a trustee named therein (the “Trustee”); (ii) the Subordinated Debt Securities will be issued under a subordinated indenture (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”) between the Company and the Trustee; (iii) the Warrants will be issued under one or more warrant agreements (the “Warrant Agreements”) to be entered into between the Company and a bank or trust company as warrant agent (the “Warrant Agent”); and (iv) the Rights will be issued under one or more rights agreements (the “Rights Agreements”), to be entered into between the Company and a bank or trust company as rights agent (the “Rights Agent”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We have also assumed that:

(i)	the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

Nutex Health Inc.

March 27, 2023

(ii)	a prospectus supplement or term sheet (a “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

(iii)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;

(iv)	the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, the applicable Prospectus Supplement and, as applicable, the appropriate Indenture, Warrant Agreement, or Rights Agreement;

(v)	the Securities offered, as well as the terms of each of the Indentures, Warrant Agreements, and Rights Agreements, as they will be executed and delivered, do not result in a default under or breach of any agreement or instrument binding upon the Company;

(vi)	the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver each of the Indentures, Warrant Agreements, and Rights Agreements, as applicable;

(vii)	the Securities offered, as well as the terms of each of the Indentures, Warrant Agreements, and Rights Agreements, as they will be executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

(viii)	the Indentures and the Trustee will have been qualified under the Trust Indenture Act of 1939, as amended; and

(ix)	a definitive purchase, underwriting or similar agreement (each, a “Purchase Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon and subject to the foregoing assumptions, exclusions, qualifications and limitations and the further limitations set forth below, we are of the opinion that:

1.	The shares of Common Stock to be issued and sold by the Company, when duly authorized by appropriate corporate action of the Company (including the Board of Directors of the Company or a committee thereof), and issued, sold and delivered against payment therefor in accordance with such authorization, the applicable Purchase Agreement and applicable law and in the manner and for the consideration stated in the Registration Statement and the applicable Prospectus Supplement, will be validly issued, fully paid and nonassessable.

2.	When, as and if (a) any Debt Securities have been duly authorized and duly established in accordance with the applicable Indenture and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Debt Securities (and any required amendment or supplement to the applicable Indenture), (c) the applicable Indenture has been duly executed, attested, issued and delivered by duly authorized officers, and (d) such Debt Securities have been duly executed, authenticated, issued and delivered, such Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Nutex Health Inc.

March 27, 2023

3.	When, as and if (a) any particular series of Warrants has been duly authorized and duly established in accordance with the applicable Warrant Agreements and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Warrants (and any required amendment or supplement to the applicable Warrant Agreement), and (c) the Warrants have been duly executed, attested, issued and delivered by duly authorized officers against payment therefor in accordance with such authorization, the applicable Warrant Agreement, the applicable Purchase Agreement and applicable law and authenticated by the Warrant Agent, such Warrants (including any Warrants duly executed and delivered upon the exchange or conversion of Warrants that are exchangeable or convertible into another series of Warrants) will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4.	When, as and if (a) any Rights have been duly authorized and duly established in accordance with the applicable Rights Agreement and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Rights (and any required amendment or supplement to the applicable Rights Agreement), and (c) the Rights Agreements have been duly executed, attested, issued and delivered by duly authorized officers against payment therefor, if applicable, in accordance with such authorization, the applicable Rights Agreement, the applicable Purchase Agreement and applicable law and authenticated by the Rights Agent, such Rights will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, with respect to paragraphs 2, 3 and 4 above, and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

To the extent that the obligations of the Company under the Indentures, Warrant Agreements, and Rights Agreements (collectively, the “Securities Agreements”) may be dependent on such matters, we assume for purposes of this opinion that the applicable Trustee, Warrant Agent, or Rights Agent (each, an “Agent” and collectively, the “Agents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such Agent is duly qualified to engage in the activities contemplated by the applicable Securities Agreements; that each Securities Agreement has been duly authorized, executed and delivered by the applicable Agent and constitutes the legally valid and binding obligations of such Agent, enforceable against such Agent in accordance with its terms; that the applicable Agent is in compliance, generally and with respect to acting as an agent under the Securities Agreements with all applicable laws and regulations; and that the applicable Agent has the requisite organizational and legal power and authority to perform its obligations under the applicable Securities Agreements.

Nutex Health Inc.

March 27, 2023

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Registration Statement being filed on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Very truly yours,

/s/ Locke Lord LLP